Exhibit 99.1

Free Cash Flow

We define Free Cash Flow (FCF) as operating income before depreciation, amortization, goodwill impairment and restructuring and other charges (OCF) reduced by purchase of fixed and intangible assets, as reported in our statements of cash flows, and net interest expense, as reported in our statements of operations. Our definition of FCF excludes the impact of working capital fluctuations and restructuring costs as defined by FAS 146. FCF is a non-GAAP financial measure. We believe the most directly comparable financial measure recognized under GAAP is net cash provided by operating activities.

Our management, including our chief executive officer, consider FCF as a helpful measure in assessing our liquidity and prospects for the future. We also believe FCF is useful to investors as a basis for comparing our performance and coverage ratios with other companies in our industry. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconcilition to net cash provided by operating activities shown below, provides a more complete understanding of factors and trends affecting our business. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various contractual obligations which are not deducted to arrive at FCF. Because non-GAAP financial measures are not standardized, it may not be possible to compare our FCF with other companies’ non-GAAP financial measures that have the same or similar names.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net cash provided by operating activities, or other measures of financial performance or liquidity reported in accordance with GAAP.

Reconciliation of Free Cash Flow (FCF) to GAAP Net cash provided by operating activities

	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(in £ millions) (unaudited)	2008	2008	2008	2007	2007	2007	2007

Free cash flow (FCF)	103.1	110.6	82.1	63.0	86.6	61.4	41.6

Reconciling items (see Note below):
Purchase of fixed and intangible assets	107.3	108.3	125.0	112.2	137.8	133.6	152.6
Changes in operating assets and liabilities	(31.5)	40.7	(82.1)	60.3	(55.9)	(72.0)	(51.6)
Non-cash compensation	5.3	5.1	2.1	3.4	(0.2)	7.1	7.2
Non-cash interest	33.5	(1.5)	(17.4)	38.3	41.3	(14.2)	(39.6)
Share of net income of affiliates	3.4	3.3	0.7	0.9	2.7	1.7	1.6
Realized foreign exchange (losses) gains	(8.7)	(1.8)	(1.5)	(5.0)	3.0	2.2	2.2
Realized gains/(losses) on derivatives	(4.8)	7.0	—	—	—	—	—
Restructuring and other charges	—	1.7	(4.6)	(22.9)	8.9	(3.1)	(11.6)
Income taxes	1.8	0.8	1.0	9.4	0.4	—	2.0
Other	0.2	(0.7)	—	13.5	(2.8)	(0.3)	0.3
Net cash provided by operating activities	209.6	273.5	105.3	273.1	221.8	116.4	104.7

Note

The line descriptions above are derived from our previously reported results. Non-cash interest includes non-cash interest and amortization of original issue discount and deferred financing costs from our statements of cash flows. Share of net income of affiliates includes income from equity accounted investments, net of dividends received from our statements of cash flows and share of income from equity investments from our statements of operations. Realized foreign exchange losses includes unrealized foreign currency losses (gains) from our statements of cash flows and foreign currency (losses) gains from our statements of operations. Realized gains/(losses) on derivatives includes (gains) losses on derivative instruments from our statements of cash flows and gains (losses) on derivative instruments from our statements of operations. Income taxes includes income taxes from our statements of cash flows and income tax benefit (expense) from our statements of operations.